Hateley & Hampton

Attorneys & counselors

201 santa monica boulevard

suite 300

santa monica, ca 90401-2224

Telephone (310) 576-4758

Facsimile (310) 388-5899

Email: dhateley@hateleyhampton.com

May 20, 2015

Hubilu Venture Corporation

9777 Wilshire Boulevard, Suite 804

Beverly Hills, CA 90212

Re:	Hubilu Venture Corporation (hereinafter the “Company”) Registration Statement on Form S-1 Relating to 426,500 shares of the Company’s Common Stock, $0.001 par value, from Selling Shareholders

Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, filed by Hubilu Venture Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 426,500 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), which will be offered by the Selling Shareholders.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Articles of Incorporation, as corrected, the By-Laws of the Company, the records of corporate proceedings of the Company, and such other agreements, instruments and documents, as we have deemed necessary to enable us to render the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

Based upon and subject to the foregoing, we are of the opinion that the shares to be offered and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Registration Statement, will be validly issued, fully paid and nonassessable.

We are attorneys licensed to practice law in the State of California. We express no opinion herein as to the laws of any other jurisdiction. This opinion is limited to matters governed by the federal laws of the United States and the general corporate laws of the State of Nevada (including the statutory provisions and all applicable judicial decisions interpreting those laws).

We shall have no obligation to inform you of changes in law or fact or of any other matters of which we become aware after the effective date of the Registration Statement.

Hateley & Hampton Attorneys & counselors

Hubilu Venture Corporation

May 20, 2015

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,
hateley & hampton

/s/ Donald P. Hateley
Donald P. Hateley